                                                                  EXHIBIT 11(b)


                              ELECTROSCOPE, INC.


               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                          AND COMMON EQUIVALENT SHARE
                                  (UNAUDITED)


                                                      For the Nine Months Ended
                                                    ----------------------------
                                                     December 31,   December 31,
                                                         1996           1995
                                                    ------------   ------------

NET INCOME (LOSS)                                    $(1,269,812)     $(863,721)
                                                    ------------   ------------
                                                    ------------   ------------

SHARES USED IN SHARE COMPUTATION-
 Common stock shares outstanding (weighted average)    4,893,979      3,686,665

 Treasury stock effect of common stock and
  equivalents issued within one year of the public
  offering at prices less than the public offering
  price                                                   56,364         73,387
                                                    ------------   ------------
   Shares used in computation                          4,950,343      3,760,052
                                                    ------------   ------------
                                                    ------------   ------------

NET INCOME (LOSS) PER COMMON SHARE AND
 COMMON EQUIVALENT SHARE                             $     (0.26)     $   (0.23)
                                                    ------------   ------------
                                                    ------------   ------------

                                       21